Exhibit 5.1
[Letterhead of Merck & Co., Inc.]
December 4, 2025
Merck & Co., Inc.
126 East Lincoln Avenue
Rahway, New Jersey 07065

Re: Merck & Co., Inc. —	$500,000,000 Floating Rate Notes due 2029
$750,000,000 3.850% Notes due 2029
$1,000,000,000 4.150% Notes due 2031
$1,000,000,000 4.450% Notes due 2032
$1,500,000,000 4.750% Notes due 2035
$750,000,000 5.500% Notes due 2046
$1,500,000,000 5.550% Notes due 2055
$1,000,000,000 5.700% Notes due 2065
Ladies and Gentlemen:
I am the Executive Vice President and General Counsel of Merck & Co., Inc., a New Jersey corporation (the “Company”), and in such capacity have acted as counsel for the Company in connection with the issuance of the Company’s (i) $500,000,000 Floating Rate Notes due 2029, (ii) $750,000,000 3.850% Notes due 2029, (iii) $1,000,000,000 4.150% Notes due 2031, (iv) $1,000,000,000 4.450% Notes due 2032, (v) $1,500,000,000 4.750% Notes due 2035, (vi) $750,000,000 5.500% Notes due 2046, (vii) $1,500,000,000 5.550% Notes due 2055 and (viii) $1,000,000,000 5.700% Notes due 2065 (collectively, the “Securities”). I, or attorneys under my general supervision, have examined such corporate records, certificates and other documents, including the Registration Statement on Form S-3ASR (the “Initial Registration Statement”) filed on March 19, 2024, as amended by Post-Effective Amendment No. 1 (the “Post-Effective Amendment” and, together with the Initial Registration Statement as amended by the Post-Effective Amendment, the “Registration Statement”) filed on May 14, 2024 relating to the Securities, and have reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion.
I am admitted to practice law in California, New Jersey and the District of Columbia. The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the laws of the State of New York, and the New Jersey Business Corporation Act.
As used herein, “Indenture” means the indenture, dated as of January 6, 2010, between the Company and U.S. Bank Trust National Association, as trustee.
Upon the basis of the foregoing examination and review, I advise you that, in my opinion:
1.    The Company is a corporation duly organized and existing under the laws of the State of New Jersey.
2.    The Securities have been duly authorized and the global securities representing the Securities have been duly executed, and assuming the Securities have been duly authenticated and delivered in accordance with the Indenture relating to the Securities and receipt by the Company of payment of the issue price of the Securities, will be legally issued and will constitute valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Validity of Debt Securities” in the Prospectus and “Validity of the Notes” in the Prospectus Supplement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Jennifer Zachary
Jennifer Zachary
Executive Vice President and General Counsel